EXHIBIT 10.31

RESTRICTED STOCK AGREEMENT

This Agreement is made and entered into as of the          day of                 , 20     by and between KOHL’S CORPORATION, a Wisconsin corporation (the “Company”), and «Name» (the “Executive”). All terms used herein and not otherwise defined shall have the same meaning as set forth in the Company’s 2003 Long-Term Compensation Plan (the “Plan”).

RECITALS:

The Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to encourage Executive to enter into an employment agreement with the Company of even date herewith (the “Employment Agreement”), to provide Executive with a stronger incentive to strive for the continued success and growth of the Company, and to further align his/her interests with those of the Company’s shareholders.

The Committee has determined to award to the Executive) shares of the common stock of the Company (“Common Stock”), subject to the restrictions contained herein, pursuant to the Plan.

NOW, THEREFORE, in consideration of the benefits that the Company expects to be derived in connection with the services to be hereafter rendered to it or its subsidiaries by the Executive, the Company and the Executive hereby agree as follows:

ARTICLE I

Restricted Shares

1.1 Award of Restricted Shares. The Company hereby awards to the Executive                          (            ) shares of Common Stock (the “Restricted Shares”), subject to the restrictions contained herein and the provisions of the Plan.

1.2 Vesting of the Restricted Shares. Provided that the Executive is still in the employ of the Company, the Restricted Shares shall vest in accordance with the following schedule:

Notwithstanding the foregoing, the vesting of the Restricted Shares shall be treated as follows after termination of Executive’s employment with the Company:

(a) Termination By Company for Cause, By Executive Other Than for Good Reason or Due to Disability. If Executive’s employment is terminated by the Company pursuant to Section 4.1(b) of the Employment Agreement, by Executive pursuant to Section 4.1(e) of the Employment Agreement or due to Disability (defined in the Employment Agreement) pursuant to Section 4.1(d) of the Employment Agreement, the vesting of the Restricted Shares shall, on the date of such termination, cease and any unvested Restricted Shares shall be forfeited by Executive and revert to the Company.

(b) Termination Due to Executive’s Death. If Executive’s employment is terminated due to Executive’s death pursuant to Section 4.1(d) of the Employment Agreement, the Restricted Shares shall, upon such termination, vest immediately.

(c) Termination By Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company pursuant to Section 4.1(a) of the Employment Agreement or by the Executive pursuant to Section 4.1(c) of the Employment Agreement, the Restricted Shares shall, following such termination, continue to vest as scheduled through the end of the Initial Term or the then current Renewal Term, as applicable, of the Employment Agreement. Following the end of such term of the Employment Agreement, any unvested Restricted Shares shall be forfeited by Executive and revert to the Company.

(d) Termination By Non-Renewal. If Executive’s employment is terminated due to non-renewal by Executive or the Company pursuant to Section 1.1 of the Employment Agreement, the vesting of the Restricted Shares shall, on the date of such termination, cease and any unvested Restricted Shares shall be forfeited by Executive and revert to the Company; provided, however, that should Executive’s employment terminate pursuant to any of the subsections of Section 4.1 of the Employment Agreement following the provision of a notice of non-renewal under Section 1.1 of the Employment Agreement but before the end of the Initial Term or the then current Renewal Term (defined in the Employment Agreement), as applicable, the consequences, specified in the applicable subsection of this Section 1.2 (but not those specified in this Section 1.2(d)) associated with such earlier termination shall control the vesting, if any, of the Restricted Shares following such earlier termination.

(e) Change of Control. Pursuant to the Plan, any outstanding Restricted Shares shall become vested in the event of a Change of Control, as defined in the Plan.

Any Restricted Shares which do not vest shall be forfeited by Executive and revert to the Company. The period during which the Restricted Shares are unvested is referred to herein as the Restricted Period.

1.3 Shareholder Status. Prior to the vesting of the Restricted Shares, Executive shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock. Notwithstanding the foregoing, the Executive shall not have the right to vote or to receive dividends with respect to the Restricted Shares with respect to record dates occurring after any of the Restricted Shares revert to the Company pursuant to Section 1.2 hereof. Until the Restricted Shares vest pursuant to Section 1.2 hereof, the Company shall retain custody of the stock certificates representing the Restricted Shares. As soon as practicable after the lapse of the restrictions, the Company shall issue or release or cause to be issued or released certificate(s) representing the shares, less any shares used to satisfy the obligation to withhold income and/or employment taxes in connection with the vesting of any Restricted Shares.

1.4 Prohibition Against Transfer. During the Restricted Period, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.4 shall be void and of no further effect.

ARTICLE II

Miscellaneous

2.1 Provisions of the Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of such Committee with respect to the Plan shall be binding upon the Executive. A copy of the Plan will be delivered to the Executive upon reasonable request.

2.2 Taxes. The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation. In accordance with the Plan, the Company may withhold shares of Common Stock to satisfy such withholding obligations.

2.3 No Employment Rights. The award of the Restricted Shares pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or any affiliate thereof.

2.4 Notices. Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its General Counsel at Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051. Any notice to be given to the Executive may be addressed to him/her at the address as it appears on the payroll records of the Company or any subsidiary thereof. Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

2.5 Governing Law. This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

KOHL’S CORPORATION

By:
Title:

«Name»
«Title»

4